Exhibit 99.1

NEWS

Georgia Gulf Reports Second Quarter 2010 Financial Results

ATLANTA, GEORGIA — August 6, 2010 — Georgia Gulf Corporation (NYSE: GGC) today announced financial results for its second quarter ended June 30, 2010.

Georgia Gulf reported net sales of $735.7 million for the second quarter of 2010, 40 percent higher than the net sales of $524.3 million reported in the second quarter of 2009.  The sales increase is primarily due to higher sales prices in vinyl resins and aromatics products and increased volumes, partially offset by lower caustic soda sales prices.

The Company reported operating income of $37.9 million for the second quarter of 2010 compared to operating income of $5.1 million for the second quarter of 2009.  The second quarter of 2010 includes $0.4 million of pre-tax restructuring charges and the second quarter of 2009 includes pre-tax asset impairment and restructuring charges of $20.0 million.

“I am pleased with Georgia Gulf’s improved financial performance during the second quarter of 2010.  Our results reflect the considerable effort by our employees to improve productivity and position our Company to deliver solid results despite a modest economic and housing recovery,” stated Paul Carrico, President and CEO of Georgia Gulf.  “I am particularly pleased with the significant profitability improvements in our building products businesses since the beginning of 2008.  This segment is now a much more substantial and predictable contributor to our Company.  We continue to be focused on further developing our strength as an integrated chemicals and building products business,” he concluded.

Chlorovinyls

In the Chlorovinyls segment, second quarter 2010 sales increased to $300.8 million from $232.0 million during the second quarter of 2009. The increase in sales was primarily due to higher PVC sales prices, partially offset by lower caustic sales prices.  The segment posted operating income of $36.2 million compared to operating income of $24.4 million during the same quarter in the prior year.  The second quarter of 2009 includes $1.9 million of asset impairment and restructuring charges, while the second quarter of 2010 includes $0.5 million of restructuring charges.  The increase in operating income was primarily due to higher ECU values in the current quarter compared to the second quarter of 2009.  In addition, slightly improved PVC margins in the second quarter of 2010 were realized due to ethylene cost decreases outpacing PVC price decreases, partially offset by an unplanned turnaround.

Building Products

In the Building Products segment, sales were $243.2 million for the second quarter of 2010, compared to $216.3 million during the same quarter in the prior year. Sales on a constant currency basis increased 5 percent.  The increase in sales reflects improved conditions in North American housing and construction markets, particularly in Canada.  The segment’s operating income was $18.7 million for the second quarter of 2010, compared to an operating loss of $7.6 million during the same quarter in the prior year. The second quarter of 2009 includes pre-tax asset impairment and restructuring charges of $18.1 million while the second quarter of 2010 includes $0.1 million of net restructuring income.  The significant increase in operating income is primarily the result of higher volumes and prices as well as the benefit from numerous cost reduction initiatives.

Aromatics

In the Aromatics segment, sales increased to $191.6 million for the second quarter of 2010 from $76.0 million during the second quarter of 2009. During the second quarter of 2010, the segment recorded an operating loss of $7.8 million, compared to operating income of $7.9 million during the same quarter in 2009. The decrease in operating income was due to expenses related to a scheduled phenol plant turnaround and lower margins resulting from raw materials prices falling throughout the quarter.

Liquidity

As of June 30, 2010, the Company had $35.2 million of cash on hand as well as $198.3 million of borrowing capacity available under its asset based loan facility.  During the second quarter of 2010 liquidity improved $58.0 million when compared to liquidity at the end of the first quarter of 2010.  As of March 31, 2010, the Company had $47.9 million of cash on hand and $127.6 million of borrowing capacity available under its asset based loan facility.

Financial Statements Update

On August 5, 2010 Georgia Gulf filed a current report on Form 8-K indicating that the Company’s financial statements for certain periods prior to March 31, 2010 should no longer be relied upon due to errors related to the financial statement provisions for income taxes for the years 2007 through 2009. The Company is in the process of preparing restated financial statements for certain periods prior to March 31, 2010.  Investors should review the Form 8-K for more detail.

The Company does not expect these restatements to impact its cash taxes for prior periods, its previously reported adjusted EBITDA, or materially change its expected cash taxes in 2010.

Due to the ongoing process of preparing restated financial statements for certain prior periods, the Company has provided only selected financial data tables in this press release, including comparative financial data, that the Company believes will not be impacted by the pending restatements for income taxes of certain historical financial statements.

Conference Call

The Company will discuss second quarter financial results and business developments via conference call and webcast on Friday, August 6 at 10:00 a.m. ET.  To access the Company’s second quarter conference call, please dial 888-552-7928 (domestic) or 706-679-6164 (international).  To access the conference call via Webcast, log on to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112207&eventID=3236423.  Playbacks will be available from 11:00 AM ET Friday, August 6, to 11:59 PM ET Friday, August 13.  Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international).  The conference call ID number is 89183566.

Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck, fence and rail products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, our financial statements, amendments to certain of our previously filed periodic reports, and the timing and results of the completion of all calculations and analyses necessary for us to issue restated financial statements, and are based on management’s assumptions regarding, among other things, business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which our products are sold, the timing and results of the completion of all calculations and analyses necessary for us to issue restated financial statements, and any potential impact on the Company, its business or stock price resulting from such restatement, uncertainties regarding asset sales, our ability to achieve operating efficiencies, competitive conditions, industry production capacity, raw materials and energy costs, and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent Quarterly Reports on Form 10-Q.

GEORGIA GULF CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(Unaudited)

(In thousands, except share data)	June 30, 2010	December 31, 2009

Cash and cash equivalents	$35,163	$38,797
Receivables, net of allowance for doubtful accounts of $16,344 in 2010 and $16,453 in 2009	316,769	208,941
Inventories	295,305	251,397
Accounts payable	190,723	124,829

Current portion of long-term debt	35,678	28,231
Long-term debt	711,867	710,774

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2010	2009	2010	2009
Net sales	$735,706	$524,343	$1,367,155	$931,674
Operating costs and expenses:
Cost of sales	660,414	448,961	1,264,785	841,283
Selling, general and administrative expenses	36,959	50,247	74,817	82,861
Long-lived asset impairment charges	—	16,190	—	16,190
Restructuring costs	439	3,815	134	11,853
Loss on sale of assets, net	—	—	—	62
Total operating costs and expenses	697,812	519,213	1,339,736	952,249
Operating income (loss)	37,894	5,130	27,419	(20,575)
Gain on substantial modification of debt	—	—	—	121,033
Interest expense, net	(17,425)	(41,347)	(35,260)	(76,519)
Foreign exchange loss	(429)	(955)	(434)	(933)
Income (loss) before income taxes	$20,040	$(37,172)	$(8,275)	$23,006

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2010	2009	2010	2009
Net cash provided by (used in) operating activities	$47,932	$17,623	$5,923	$(20,029)
Net cash used in investing activities	(9,048)	(5,381)	(19,233)	(15,527)
Net cash (used in) provided by financing activities	(51,436)	25,984	10,044	49,646
Effect of exchange rate changes on cash and cash equivalents	(219)	1,103	(368)	235
Net change in cash and cash equivalents	(12,771)	39,329	(3,634)	14,325
Cash and cash equivalents at beginning of period	47,934	64,971	38,797	89,975
Cash and cash equivalents at end of period	$35,163	$104,300	$35,163	$104,300

GEORGIA GULF CORPORATION AND SUBSIDARIES

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
In Thousands	2010	2009		2010	2009

Segment net sales:
Chlorovinyls	$300,811	$232,045		$588,522	$473,783
Building Products	243,249	216,345		396,299	330,433
Aromatics	191,646	75,953		382,334	127,458
Net Sales	$735,706	$524,343		$1,367,155	$931,674

Segment operating income (loss):
Chlorovinyls	$36,196	$24,376	(1)	$27,544	$44,892	(4)
Building Products	18,738	(7,603	)(2)	15,065	(41,882	)(5)
Aromatics	(7,782)	7,888		1,863	8,362
Unallocated corporate	(9,258)	(19,531	)(3)	(17,053)	(31,947	)(6)
Total operating income (loss)	$37,894	$5,130		$27,419	$(20,575)

(1)	Includes $1.4 million of restructuring costs primarily associated with non-workforce related exit costs, and $0.5 million of long-lived asset impairment charges.
(2)	Includes $2.4 million of restructuring costs primarily associated with severance costs, and $15.7 million of long-lived asset impairment charges.
(3)	Operating income includes an expense of $8.7 million for business consulting fees.
(4)	Includes $3.5 million of restructuring costs primarily associated with non-workforce related exit costs, and $0.5 million of long-lived asset impairment charges.
(5)

Includes $3.3 million and $2.6 million of restructuring costs primarily associated with severance costs and non-workforce related exit cost, respectively, and $15.7 million of long-lived asset impairment charges.

(6)	Includes $2.5 million of restructuring costs and $8.7 million of business consulting fees.

CONTACTS:

Georgia Gulf Corporation
Investor Relations:

Martin Jarosick

(770) 395-4524

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